AGREEMENT

This agreement (the "Agreement") is entered into by and between LiveOnTheNet.com and Open Door Music, Inc., known jointly as "the parties," this 1st day of July, 1999.

1. DEFINITIONS:

1.1 Programming. The Programming ("Programming") shall include those broadcasts aired or produced by or on behalf of Open Door Music for viewing via the Internet, and which conform to the content policies of LiveOnTheNet.com, and excluding those broadcasts with respect to which Open Door Music has provided LiveOnTheNet.com written notification that Open Door Music does not have the right to distribute or archive such broadcasts on the system, as defined in 1.2.

1.2 System. The System ("System") is any wireless network (including, without limitation, direct broadcast satellites, hand held devices, microwave dish Facilitated Data Transmission, Vertical Blinking Interval (VBI), wireless cable and data broadcasting and any and all other wireless networks) or wired networking (including without limitation, the Internet, the Internet II, or any other online services network which utilizes computer terminals and modems, cable modems, HFC, coaxial cable, xDSL, routers, splitters, switches, multicasting technology, power lines, or other high speed data connections and any and all other wired networks) that distributes audio, video, or other programming using digital algorithms, one and/or two-way digital services, traditional network or cable broadcast media or any other media (except AM/FM radio broadcasts).

1.3 Open Door Music Channel. The Open Door Music Channel shall mean any and all URL's provided to Open Door Music by LiveOnTheNet as part of LiveOnTheNet's primary multimedia URL, as it may be known from time to time, and URL's provided to LiveOnTheNet.com by Open Door Music, for the purpose of multimedia broadcasting via the System.

1.4 Time Period. ("Time Period") for the Agreement shall be for a two (2) year period beginning upon the execution of the Agreement. This Agreement may be extended for subsequent one-year periods by mutual consent of the parties.

2. OPEN DOOR MUSIC COVENANTS:

2.1 Open Door Music hereby grants to LiveOnTheNet.com the worldwide exclusive right to distribute, copy and market, syndicate, and archive on the Open Door Music Channel all Open Door Music Programming on the System (including Programming broadcast by all Open Door Music affiliates) for the Time Period set forth above, with the exception of Open Door Music, who will be allowed to archive its own content on its site. In addition, LiveOnTheNet.com has the right to maintain a copy of the Programming to be included in LiveOnTheNet.com's historical archives at LiveOnTheNet.com's discretion for on-demand access on the LiveOnTheNet.com size for a period of 6 months after the expiration of this Agreement. Open Door Music will provide current schedules, lists of guests, updates of Programming and any and all information and materials required for fulfillment by LiveOnTheNet.com of any part of this Agreement and that said information and materials are to be provided in a timely fashion for placement on an Open Door Music's URL on LiveOnTheNet.com

2.2 LiveOnTheNet.com shall make any and all of its promotional opportunities available to Open Door Music.com, either at no charge or at a reasonable cost as outlined in LiveOnTheNet.com's published promotional rate book as presented in Appendix A, advertising and Sponsorship Opportunities.

2.3 Open Door Music shall be allowed to keep on hundred percent (100%) of the advertising revenues generated and hosted on the Open Door Music Channel and any sub-channels utilized by Open Door Music, provided, however, that should Open Door Music fail to secure an advertiser for any event on the Open Door Music access page, complete or sub-channel, LiveOnTheNet shall be permitted to place said advertisement in which case LiveOnTheNet and Open Door Music shall share fifty (50%) of gross monies received as a result of that advertising. Said advertisement placed by LiveOnTheNet, however, shall be keeping with the wishes of the programming owners in accordance with 3.5 below.

     Advertising revenues will be tracked through standard server reports and manually rendered on a monthly. Any payments due Open Door Music.com will be made within 30 days of the payable month based upon the server reports.

2.4 Open Door Music shall adhere to all commercially reasonable formatting and click through policies for channel partners as may be mutually adopted from time to time by LiveOnTheNet and Open Door Music. Current specifications published by LiveOnTheNet.com as "Advertising and Sponsorship Opportunities for LiveOnTheNet.com Channel Partners" may be considered as appendix A of this Agreement and incorporated herein by reference.

32.5 At Open Door Music's sole cost and expense Open Door Music will provide or otherwise service necessary support personnel to administrate the Open Door Music programming and coordinate with the appropriate personnel at LiveOnTheNet.

2.6 Open Door Music hereby grants to LiveOnTheNet.com the right to use Open Door Music's approved logos, call letters, trademarks and other intellectual property rights in print, audio, online and other advertising for the System and the Programming, and in other means in connections with this Agreement with prior written approval, not to be unreasonable withheld.

2.7 With respect to the programming on the Open Door Music Channel, Open Door Music shall provide LiveOnTheNet, with reasonable notice, copies of all contracts necessary to secure the right of Open Door Music to air said programming provided said contracts are not held as confidential in which case Open Door Music shall provide an affidavit setting forth the appropriate clearances have been secured. LiveOnTheNet.com shall make copies of the contracts it uses to Open Door Music.com.

3. COVENANTS OF LIVEONTHENET.COM

3.1 LiveOnTheNet.com will provide Internet distribution of the Programming on the System at no cost to Open Door Music. Additionally, LiveOnTheNet.com will maintain, at its cost, any technical equipment necessary to receive and distribute the Programming over its System along with providing the audio streams (or video stream, as applicable in LiveOnTheNet.com's sole discretion) and licensed software for the System. LiveOnTheNet.com shall possess the right to choose which audio (or video) streaming software to use, and shall choose when to upgrade said software. Software and hardware used in the reception and distribution of Open Door Music content on the LiveOnTheNet.com network shall at all times be and remain the exclusive property of LiveOnTheNet.com.

3.2 LiveOnTheNet.com will provide access for Open Door Music in the same size and manner as other channels on the LiveOnTheNet.com ("Access Page"). The Programming will be accessible on the System from such locations designated by LiveOnTheNet.com, including, but not limited to, the Access Page but shall be the same or substantially similar to other channel access pages.

     Overall web site and page sponsorship and advertising revenue for Open Door Music template, Open Door Music's main access page and sub channel pages shall belong to Open Door Music in its entirety subject to the revenue sharing agreement as expressed in 2.3 above.

3.3 LiveOnTheNet.com will promote Open Door Music in the LiveOnTheNet.com site and provide a hyperlink in the form of a channel bar access button (as described in 3.2) to the Open Door Music channel from the main LiveOnTheNet access page.

3.4 LiveOnTheNet.com will provide Open Door Music information about Open Door Music's site and event traffic in a reasonable amount of time as it is available to LiveOnTheNet.com.

3.5 LiveOnTheNet.com reserves the right to refuse any advertising by existing sponsors obtained by Open Door Music for its broadcast which does not conform to LiveOnTheNet's programming standards. At no time may Open Door Music allow an adult industry advertiser the right to advertise on any page, template or subchannel of Open Door Music. Conversely, LiveOnTheNet shall not allow any adult advertiser which does not conform to
     LiveOnTheNet's programming standards on the main access page or LiveOnTheNet template. Open Door Music shall be allowed to make reasonable requests to exclude from the LiveOnTheNet template certain advertisers that are offensive or in direct competition with the major sponsors of an Open Door Music program. Said exclusion of advertisers shall be for those programs only and may resume on all over subchannels or templates.

3.6 LiveOnTheNet.com shall be able to perform the responsibilities of this contract, including every aspect of content acquisition, promotion, programming and distribution, in matters of resources, finances and response time, in a commercially reasonable manner in all areas.

3.7 Open Door Music acknowledges that LiveOnTheNet.com does not make any representations or warranties regarding the ability or exposure of the System, amount of revenue to be realized from the System or associated advertising, and there are no guarantees regarding it.

4. OPEN DOOR MUSIC HEREBY WARRANTS THE FOLLOWING:

4.1 Open Door Music has all requisite corporate power and authority to execute and deliver the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Open Door Music, constitutes the valid and binding agreement of Open Door Music, enforceable against Open Door Music in accordance with its terms.

4.2 The Programming is either owned or controlled by Open Door Music, and Open Door Music has the right and authority to assign retransmission and distribution rights to LiveOnTheNet.com on the System. Open Door Music.com has the right to archive and re-broadcast any of its content to its own site.

4.3 Open Door Music hereby indemnifies and holds LiveOnTheNet.com harmless from any such fees, liabilities, claims, losses, damages or penalties incurred by LiveOnTheNet.com as a result of (I) for transmission and/or distribution of the Programming in accordance with the terms of the Agreement (II) Open Door Music's breach of any terms of the Agreement including, but not limited to, breach of these representations and warranties. The provisions of this Paragraph 4.3 shall survive termination of this Agreement.

5. LIVEONTHENET.COM HEREBY WARRANTS THE FOLLOWING:

5.1 LiveOnTheNet.com has the requisite corporate power and authority to execute and deliver this agreement, to former its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2 Open Door Music or rightsholder shall not incur any expense related to the transmission or distribution of the Programming by LiveOnTheNet, except as otherwise specified in this Agreement.

6. GENERAL:

6.1 This Agreement shall constitute the entire understanding between the Parties, and supercedes all prior negotiations or understandings between the parties concerning the subject matter contained herein. Various content acquisition technologies, developed by or made available to LiveOnTheNet.com, may be offered to Open Door Music by LiveOnTheNet.com from time to time they require additional appendices to this contract.

6.2 Each party acknowledges and agrees that (I) the other party's logos, trade names, trademarks and service marks (collectively, "Marks") are and shall remain the sole property of the other part, (II) nothing in this Agreement shall confer in either party any right of ownership in the other party's Marks, and (III) the party shall not now or in the future contest the validity of the other party's Marks.

6.3 This Agreement shall be governed by the laws of the State of Alabama or the State of Rhode Island.

6.4 LIVEONTHENET.COM HEREBY DISCLSIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER.

6.5 LIVEONTHENET.COM WILL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON NY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) AND EVEN IF LIVEONTHENET.COM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.6 LIVEONTHENET.COM SHALL NOT BE LIABLE FOR ANY LOSS OF DATA, OR ANY INTERRUPTION OF SERVICE, DUE TO ANY CAUSE.

6.7 Should any part of this Agreement be found to be illegal or otherwise unenforceable, both Parties shall continue to be bound under the remaining terms of the Agreement, if the purpose and intent of the Parties can be carried out under the remaining parts of the Agreement. A facsimile signature shall be deemed an original for the purposes of this Agreement.

6.8 This agreement shall be binding upon and insure to the benefit of the Parties hereto and their respective successors, assigns or purchases of the respective companies.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing agreement to be signed by a duly authorized agent of each party, the day and year first above written.

OPEN DOOR MUSIC:                               LIVEONTHENET.COM
                                               2104 West Ferry Way
                                               Huntsville, AL (35801)
-------------------------

By: /s/                                        By: /s/
   ----------------------                         ------------------------------
Name: Camille P. Barbone                          Jim Felder, V.P. Marketing
Its: Vice President and General Manager

                                   APPENDIX A

Live and On-Demand:  Live Events

Bandwidth                       Base Rate        2 hours           3 hours
14.4K*                          $1,200           $2,000            $2,800
28.8K                           $1,600           $2,800            $4,000
56.5K                           $2,000           $3,400            $4,800
*14.4 adequate for audio only
On-Demand Only:  28.8K Hosting
Duration                        1 hour           2 hours           3 hours
3 months                        $240             $480              $720
6 months                        $480             $960              $1,440
9 months                        $720             $1,440            $2,160
12 months                       $960             $1,920            $2,880
On-Demand Only:  56.6K Hosting
Duration                        1 hour           2 hours           3 hours
3 months                        $300             $600              $900
6 months                        $600             $1,200            $1,800
9 months                        $900             $1,800            $2,700
12 months                       $800             $2,400            $3,600
Encoding
Type                            1 hour           2 hours           3 hours
Audio                           $40              $80               $120
Video                           $80              $160              $240
Special                         $160             $320              $480
Features and Custom Development
Development of AdStream custom player, audio or video              $2,500
Webdev event back-office, per single event:
launch page and promo page development
from customer-supplied graphics and text                           $500
Registration                                                       $600
Web stats                                                          $800
Chat                                                               $1,200
Banner Ads                                                         $20/M
Audio Ad                                                           $1.0030 sec.
Video Ad                                                           $3.6030 sec.
Event Sponsorship                                                  Negotiated
Showbot Lease                                                      $1000/month
Showbot Sponsorship                                                Negotiated
Showbot connection (ISDN and fees)                                 Negotiated
Services and Equipment
Director, per day                                                  $450
Crew, per day                                                      $350/person
Camera, per day                                                    $200
Audio, per day                                                     $ 60
Lights, per day                                                    $ 60